Exhibit 99.1

KULR Launches Blockchain to Create Secure and Verifiable Supply Chain

HOUSTON / GLOBENEWSWIRE / May 01, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in advanced energy management solutions, today announced the launch of a blockchain-secured supply chain initiative to safeguard product-related data being offered to their customers. Moving supply chain verification and custody tracking from proprietary software onto a distributed ledger will increase transparency and security.

Decentralizing the inventory tracking system on a blockchain offers enhanced transparency, security, and real-time visibility across the entire supply chain. By recording each inventory item as a tamper-proof, timestamped entry on a distributed ledger, KULR eliminates the risk of data manipulation and ensures that all stakeholders have access to a single source of truth. This reduces reliance on centralized systems that are vulnerable to outages or unauthorized access. Additionally, blockchain’s traceability features enable KULR to verify product authenticity, monitor asset movement, and streamline audits.

One of the initial products that will be recorded on the blockchain will include lithium-ion batteries screened to meet NASA’s WI 37A rigorous methodology. Utilizing the blockchain to create a secure and immutable record of the testing data will benefit all future users of these batteries, who will have access to proven testing results.

"After launching our bitcoin treasury strategy last December, we became curious about what other aspects of the crypto ecosystem could benefit our business operations. Moving our supply chain tracking onto the blockchain seemed like a natural move for us,” KULR CEO Michael Mo commented on today’s news. “We are leveraging proven blockchain technologies to deliver commercial applications that provide our customers with a trustworthy data source and improved operational efficiency. I firmly believe many aerospace products and commercial products could benefit from an immutable and verifiable chain of custody.”

Each battery that KULR manufactures will have its metadata minted as a non-fungible token (NFT) on the blockchain. When a battery is purchased, the NFT can be transferred to the buyer’s on-chain wallet or moved to a “burn” wallet maintained by KULR to indicate ownership has been transferred. For large quantity customers, KULR will establish wallets to easily transfer NFTs associated with their orders. KULR designed an internal UI tool that synchronizes with encrypted KULR-owned wallets to view the current inventory.

The Company has built a customized rollup to Coinbase’s Base L2 chain, which is ultimately built on Ethereum.

On December 4, 2024, KULR announced board approval to commit up to 90% of its surplus cash reserves to be held in bitcoin. To date, KULR has acquired 668 BTC. As a result of KULR’s Bitcoin Treasury, CEO Michael Mo will be speaking at Strategy World next week in Orlando, Florida. Mr. Mo will be presenting a case study on KULR’s experience establishing and maintaining a bitcoin treasury.

For more information about KULR Technology Group and its bitcoin strategy, please visit www.kulr.ai.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows the delivery of commercial off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.kulr.ai.

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KULR Technology Group, Inc.

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